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                                                                                                       Exhibit 12

                                                GARDNER DENVER, INC.
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (DOLLARS IN THOUSANDS)


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                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                            2004        2003        2002        2001       2000
Earnings:
  Income before income taxes                              $52,286      30,358      28,827      34,683     29,894
  Fixed charges                                            12,704       6,019       7,483       7,789      8,486

                                                       ----------------------------------------------------------

    Earnings, as defined                                  $64,990      36,377      36,310      42,472     38,380


Fixed Charges:
  Interest expense                                        $10,102       4,748       6,365       6,796      7,669
  Rentals-portion representative of interest                2,602       1,271       1,118         993        817
                                                       ----------------------------------------------------------

    Total fixed charges                                   $12,704       6,019       7,483       7,789      8,486



Ratio of Earnings to Fixed Charges                           5.1x        6.0x        4.9x        5.5x       4.5x
                                                       ----------------------------------------------------------


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